Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-226132

August 21, 2018

08/2018 BMO GOLDRs® Form of Notice for Physical Delivery BMO M Vaulted Gold Bullion Trust Physical Gold Bullion Redemption Form (To be completed by Authorized Participant or broker-dealer on behalf of holder of Gold Deposit Receipts) Delivery State This Physical Redemption Form relates to the Gold Deposit Receipts issued by Vaulted Gold Bullion Trust. BMO Capital Markets Corp., as underwriter, will arrange for delivery of physical Gold Bullion ONLY to addresses within the United States that are within a state specifically approved by the Selling Agent for delivery under the Program (a "Delivery State"). Delivery will be completed by the Gold Carrier for the physical delivery of Gold Bullion by Bank of Montreal. Please check your Delivery State below: Alabama Louisiana Ohio Alaska Maryland Oregon Arizona Massachusetts Pennsylvania California Michigan Rhode Island Colorado Minnesota South Carolina Connecticut Missouri South Dakota Delaware Montana Texas Florida Nebraska Utah Georgia New Hampshire Virginia Idaho New York Washington Illinois North Carolina Wyoming Indiana North Dakota Iowa Oklahoma Note: In the interest of clarity, delivery can only be made to the States listed above Delivery Address (which must be within the state checked above) Holder's Name : Address 1: Address 2: City: State: Zip Code: Phone: Note: Deliveries cannot be made to a Post Office Box (P0. Box) 2 Form of Delivery A holder may receive delivery of physical Gold Bullion in one of two forms (subject to availability): 1-ounce Gold Maple Leaf coins, or 1-ounce gold bars. The Withdrawal and Delivery Fees associated with each form of physical Gold Bullion are as follows: Product Withdrawal Fee Delivery Fee 1-ounce Gold Maple Leaf Coin"' $55 per coin $50 flat fee 1-ounce Gold Bar.' $45 per bar ! "'subject to availability The Authorized Participant or broker-dealer should complete the following worksheet: Product Quantity Withdrawal Fee Total Withdrawal Fee (Quantity x Withdrawal Fee) 1-ouode Gole Maple Leaf Coio $55 per doio 1-ouod2 hole car $45 per car Total Withdrawal Fee: $ Delivery Fee: $50 Total Fee: $ Number of Gold Deposit Receipts Surrendered: (One Gold Deposit Receipt = 1 troy ounce of gold) Note: The form of Gold Bullion is subject to availability. If a holder's preferred form of Gold Bullion is not available for delivery, BMO Capital Markets Corp., as underwriter, will contact either the Authorized Participant or broker-dealer. The total Withdrawal and Delivery Fee must be submitted with this form in order for it to be processed. 3 Terms and Conditions The undersigned (the "Authorized Participant" or "broker-dealer", as applicable), acting on behalf of the holder identified below ("Holder") of Gold Deposit Receipts of the Trust (the "Receipts"), requests the redemption for Gold Bullion of the aforementioned Receipts in accordance with, and subject to the terms and conditions set forth in, the Second Amended and Restated Depositary Trust Agreement dated as of May 11, 2017, as the same may be further amended, restated or supplemented from time to time (the "Depositary Trust Agreement"), and directs the Bank of New York Mellon (the "Trustee") to cancel such Receipts. All Gold Bullion shall be delivered by Gold Carrier to the delivery address set forth above. The Authorized Participant/broker-dealer has surrendered the abovementioned Receipts to the Trustee and has paid all taxes and governmental charges and fees payable, if any, in accordance with the Depositary Trust Agreement and as determined by BMO Capital Markets Corp., as Calculation Agent, and notified to the Trustee. All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Depositary Trust Agreement. Authorized Participant ("AP")/Broker-Dealer ("BD") to Fill Out This Box: (AP's)/(BD's) Corporate Name: Address: (AP's)/(BD's) Registered Representative's Signature: Print Name: Phone Number: Date: (AP's)/(BD's) Authorized Principal's Signature: Print Name: Phone Number: Date: Signature of Holder: Print Name: Date: Signature Guarantee: Pleate tucn iva dpn plewe dppz pf Li it fpsn cz en ail iv tim.anastasio@bmo.com BMO 008